Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of June 30, 2008

Wessex House, 4th Floor
45 Reid Street
Hamilton HM 12 Bermuda

441-278-9250
441-278-9255 fax

PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John D. Vollaro
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2008 SECOND QUARTER RESULTS

HAMILTON, BERMUDA, July 24, 2008 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2008 second quarter was $192.3 million, or $2.92 per share, compared to $199.4 million, or $2.65 per share, for the 2007 second quarter, and $381.7 million, or $5.71 per share, for the six months ended June 30, 2008, compared to $397.9 million, or $5.24 per share, for the 2007 period. The Company also reported after-tax operating income available to common shareholders of $185.4 million, or $2.82 per share, for the 2008 second quarter, compared to $205.6 million, or $2.73 per share, for the 2007 second quarter, and $387.4 million, or $5.79 per share, for the six months ended June 30, 2008, compared to $410.4 million, or $5.40 per share, for the 2007 period. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share, including the net effect of share repurchases, increased to $57.49 at June 30, 2008 from $56.92 per share at March 31, 2008. The Company’s after-tax operating income available to common shareholders represented a 20.5% annualized return on average common equity for the 2008 second quarter, compared to 24.1% for the 2007 second quarter, and 21.3% for the six months ended June 30, 2008, compared to 24.7% for the 2007 period. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The following table summarizes the Company’s underwriting results:

	Three Months Ended June 30,		Six Months Ended June 30,
(U.S. dollars in thousands)	2008	2007	2008	2007

Gross premiums written	$886,926	$1,102,210	$1,940,078	$2,312,824
Net premiums written	686,118	757,895	1,497,460	1,629,640
Net premiums earned	705,675	751,412	1,413,909	1,496,905
Underwriting income	91,405	120,295	189,776	244,893

Combined ratio	87.1%	84.1%	86.6%	83.9%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended June 30,		Six Months Ended June 30,
(U.S. dollars in thousands, except per share data)	2008	2007	2008	2007

After-tax operating income available to common shareholders	$185,375	$205,626	$387,358	$410,356
Net realized (losses) gains, net of tax	(12,868)	(2,791)	20,268	(2,005)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	19,583	3,376	(2,730)	6,018
Net foreign exchange gains (losses), net of tax	192	(6,817)	(23,192)	(16,424)
Net income available to common shareholders	$192,282	$199,394	$381,704	$397,945

Diluted per common share results:
After-tax operating income available to common shareholders	$2.82	$2.73	$5.79	$5.40
Net realized (losses) gains, net of tax	(0.20)	(0.04)	0.30	(0.03)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	0.30	0.05	(0.04)	0.08
Net foreign exchange gains (losses), net of tax	0.00	(0.09)	(0.34)	(0.21)
Net income available to common shareholders	$2.92	$2.65	$5.71	$5.24

Weighted average common shares and common share equivalents outstanding – diluted	65,748,119	75,254,846	66,886,972	75,947,858

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 57.3% and an underwriting expense ratio of 29.8% for the 2008 second quarter, compared to a loss ratio of 56.6% and an underwriting expense ratio of 27.5% for the 2007 second quarter. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 57.2% and an underwriting expense ratio of 29.4% for the six months ended June 30, 2008, compared to a loss ratio of 56.5% and an underwriting expense ratio of 27.4% for the 2007 period. The loss ratio of 57.3% for the 2008 second quarter was comprised of 43.4 points of paid losses, 8.3 points related to reserves for reported losses and 5.6 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company’s reserving method to date has been, to a large extent, the expected loss method, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through June 30, 2008. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Net investment income for the 2008 second quarter was $117.1 million, compared to $113.9 million for the 2007 second quarter, and $239.3 million for the six months ended June 30, 2008, compared to $224.0 million for the 2007 period. The increase in net investment income in the 2008 second quarter primarily resulted from a higher level of average invested assets in the 2008 second quarter. The pre-tax investment income yield was 4.80% for the 2008 second quarter, compared to 4.94% for the 2007 second quarter.

During the 2008 second quarter, the fair value of the Company’s investment portfolio, which mainly consists of high quality fixed income securities, decreased by $141.2 million, on a pre-tax basis. The decline in value was primarily attributable to interest-rate movements as the average credit quality rating remained at “AA+” at June 30, 2008 and the portfolio’s average effective duration remained relatively constant at 3.36 years at June 30, 2008, compared to 3.50 years at March 31, 2008.

The Company’s investment portfolio includes certain funds that invest in fixed maturity securities which, due to the ownership structure of the funds, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities. Investment funds accounted for using the equity method totaled $351.9 million at June 30, 2008, compared to $294.4 million at March 31, 2008 and $236.0 million at December 31, 2007.

For the 2008 second quarter, the effective tax rates on income before income taxes and pre-tax operating income were 2.6% and 2.5%, respectively, compared to 2.8% and 3.0% for the 2007 second quarter. For the six months ended June 30, 2008, the effective tax rates on income before income taxes and pre-tax operating income were 3.2% and 2.5%, respectively, compared to 3.4% and 3.9% for the 2007 period. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any.

A significant portion of the Company’s catastrophe-exposed property business is written by a Bermuda-based subsidiary. As a result, generally, the Company’s effective tax rate is likely to be favorably affected in periods that have a low level of catastrophic losses incurred and adversely impacted in periods with significant catastrophic claims activity. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2008 will be in the range of 2.0% to 4.0%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. Such expenses are included in the Company’s acquisition expenses.

Net foreign exchange gains for the 2008 second quarter of $0.3 million consisted of net unrealized gains of $1.1 million and net realized losses of $0.8 million, compared to net foreign exchange losses for the 2007 second quarter of $6.5 million which consisted of net unrealized losses of $5.9 million and net realized losses of $0.6 million. Net foreign exchange losses for the six months ended June 30, 2008 of $23.3 million consisted of net unrealized losses of $21.2 million and net realized losses of $2.1 million, compared to net foreign exchange losses for the 2007 period of $16.2 million which consisted of net unrealized losses of $23.1 million and net realized gains of $6.9 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, were 65.7 million for the 2008 second quarter, compared to 75.3 million for the 2007 second quarter, and 66.9 million for the six months ended June 30, 2008, compared to 75.9 million for the 2007 period. The lower level of weighted average shares outstanding in the 2008 periods was primarily due to the impact of share repurchases as discussed below.

The board of directors of ACGL has authorized the investment of up to $1.5 billion in ACGL’s common shares through a share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through February 2010. During the 2008 second quarter, ACGL repurchased approximately 2.9 million common shares under the share repurchase program for an aggregate purchase price of $199.9 million. Since the inception of the share repurchase program through June 30, 2008, ACGL has repurchased approximately 13.4 million common shares for an aggregate purchase price of $926.8 million. As a result of the share repurchase transactions to date, book value per common share was reduced by $2.09 per share at June 30, 2008, compared to $1.45 at December 31, 2007, while weighted average shares outstanding for the 2008 second quarter and six months ended June 30, 2008 were reduced by 11.9 million and 10.6 million shares, respectively, compared to 1.8 million shares and 1.0 million shares for the 2007 second quarter and six months ended June 30, 2007, respectively.

From July 1, 2008 to July 22, 2008, the Company purchased approximately 1.7 million common shares for an aggregate purchase price of $112.7 million. The timing and amount of the repurchase transactions under this program will depend on a variety of factors, including market conditions and corporate and regulatory considerations. For additional information on the Company’s share repurchase program, refer to the supplemental financial information portion of this release.

In May 2008, the Company invested $100.0 million in Gulf Reinsurance Limited (“Gulf Re”), a newly formed reinsurer based in the Dubai International Financial Centre, as part of the Company’s joint venture agreement with Gulf Investment Corporation GSC (“GIC”). Under the agreement, each of the Company and GIC owns 50% of Gulf Re, which has commenced writing property and casualty reinsurance. The Company funded this investment by drawing on its existing credit facility, which expires in August 2011, with interest calculated based on 1 month, 3 month or 6 month LIBOR rates plus 27.5 basis points.

At June 30, 2008, the Company’s capital of $4.29 billion consisted of $300.0 million of senior notes, representing 7.0% of the total, $100.0 million of revolving credit agreement borrowings, representing 2.3% of the total, $325.0 million of preferred shares, representing 7.6% of the total, and common shareholders’ equity of $3.56 billion, representing the balance. At December 31, 2007, the Company’s capital of $4.34 billion consisted of $300.0 million of senior notes, representing 6.9% of the total, $325.0 million of preferred shares, representing 7.5% of the total, and common shareholders’ equity of $3.71 billion, representing the balance. The decrease in capital during 2008 was primarily attributable to share repurchase activity and an after-tax decrease in the fair value of our investment portfolio, partially offset by net income and borrowings during the period.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Friday, July 25, 2008. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 1:00 p.m. Eastern Time on July 25 through midnight Eastern Time on August 25, 2008. A telephone replay of the conference call also will be available beginning on July 25 at 1:00 p.m. Eastern Time until August 1, 2008 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 63520973), and international callers should dial 617-801-6888 (passcode 63520973).

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.3 billion in capital at June 30, 2008, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                       the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                       the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                       general economic and market conditions (including inflation, interest rates, foreign currency exchange rates and prevailing credit terms) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through June 30, 2008;

•                       greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       the Company’s investment performance;

•                       material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                       changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                       changes in the political environment of certain countries in which the Company operates or underwrites business;

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                       the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share and Share Repurchases

	June 30,	December 31,
(U.S. dollars in thousands, except share data)	2008	2007

Calculation of book value per common share:
Total shareholders’ equity	$3,886,233	$4,035,811
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$3,561,233	$3,710,811
Common shares outstanding (1)	61,943,100	67,318,466
Book value per common share	$57.49	$55.12

	Three Months Ended June 30,		Six Months Ended June 30,		Cumulative June 30,
(U.S. dollars in thousands, except share data)	2008	2007	2008	2007	2008

Effect of share repurchases:
Aggregate purchase price of shares repurchased	$199,910	$210,498	$389,753	$254,973	$926,819
Shares repurchased	2,871,859	2,955,875	5,621,768	3,638,642	13,390,807
Average price per share repurchased	$69.61	$71.21	$69.33	$70.07	$69.21

Estimated dilutive impact on ending book value per common share (2)	$(0.54)	$(0.95)	$(0.99)	$(1.10)	$(2.09)
Estimated net accretive impact on diluted earnings per share (3)	$0.30	$0.04	$0.56	$0.10

(1)	Excludes the effects of 5,609,458 and 5,486,033 stock options and 435,704 and 116,453 restricted stock units outstanding at June 30, 2008 and December 31, 2007, respectively.
(2)

As the average price per share repurchased during the periods exceeded the book value per common share at June 30, 2008 and December 31, 2007, the repurchase of shares during the periods reduced book value per common share in the periods presented.

(3)

The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) net income per share plus an estimate of lost net investment income on the share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of share repurchases. The repurchase of shares was accretive to diluted earnings per share in the periods presented.

Annualized Operating Return on Average Common Equity

	Three Months Ended June 30,		Six Months Ended June 30,
(U.S. dollars in thousands)	2008	2007	2008	2007

After-tax operating income available to common shareholders	$185,375	$205,626	$387,358	$410,356
Annualized operating income available to common shareholders	741,500	822,504	774,716	820,712

Beginning common shareholders’ equity	$3,679,544	$3,458,348	$3,710,811	$3,265,619
Ending common shareholders’ equity	3,561,233	3,379,067	3,561,233	3,379,067
Average common shareholders’ equity	$3,620,389	$3,418,708	$3,636,022	$3,322,343

Annualized operating return on average common equity	20.5%	24.1%	21.3%	24.7%

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
(U.S. dollars in thousands)	2008	2007	2008	2007

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$306,604	$258,505	$556,104	$532,873
Increase in unpaid losses and loss adjustment expenses	98,021	167,158	252,938	312,851
Total losses and loss adjustment expenses	$404,625	$425,663	$809,042	$845,724

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(19,498)	$3,922	$(25,108)	$6,848
Reinsurance	(35,575)	(36,076)	(86,625)	(82,303)
Total	$(55,073)	$(32,154)	$(111,733)	$(75,455)

Impact on losses and loss adjustment expenses:
Insurance	$(23,263)	$3,252	$(29,039)	$2,353
Reinsurance	(39,034)	(38,583)	(90,120)	(85,337)
Total	$(62,297)	$(35,331)	$(119,159)	$(82,984)

Impact on acquisition expenses:
Insurance	$3,765	$670	$3,931	$4,495
Reinsurance	3,459	2,507	3,495	3,034
Total	$7,224	$3,177	$7,426	$7,529

Impact on combined ratio:
Insurance	(4.7)%	0.9%	(3.0)%	0.8%
Reinsurance	(12.3)%	(11.3)%	(15.0)%	(12.7)%
Total	(7.8)%	(4.3)%	(7.9)%	(5.0)%

Impact on loss ratio:
Insurance	(5.6)%	0.8%	(3.5)%	0.3%
Reinsurance	(13.5)%	(12.1)%	(15.6)%	(13.1)%
Total	(8.8)%	(4.7)%	(8.4)%	(5.5)%

Impact on acquisition expense ratio:
Insurance	0.9%	0.1%	0.5%	0.5%
Reinsurance	1.2%	0.8%	0.6%	0.4%
Total	1.0%	0.4%	0.5%	0.5%

Estimated net losses incurred from current period catastrophic events (1)
Insurance	$6,950	—	$27,250	—
Reinsurance	16,780	12,100	22,554	27,858
Total	$23,730	$12,100	$49,804	$27,858

Impact on loss ratio:
Insurance	1.7%	—	3.3%	—
Reinsurance	5.8%	3.8%	3.9%	4.3%
Total	3.4%	1.6%	3.5%	1.9%

(1)

Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda operations and (ii) all catastrophe losses incurred by its U.S. operations.

Investment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2008	2007	2008	2007

Net investment income:
Total	$117,120	$113,923	$239,313	$223,970
Per share	$1.78	$1.51	$3.58	$2.95

Pre-tax investment income yield (at amortized cost)	4.80%	4.94%	4.84%	4.90%
After-tax investment income yield (at amortized cost)	4.68%	4.78%	4.72%	4.74%

Cash flow from operations	$256,263	$273,872	$590,808	$677,003

	June 30,	December 31,
(U.S. dollars in thousands)	2008	2007

Investable assets:
Fixed maturities available for sale, at fair value	$7,746,296	$7,137,998
Fixed maturities pledged under securities lending agreements, at fair value (1)	890,822	1,462,826
Total fixed maturities	8,637,118	8,600,824
Short-term investments available for sale, at fair value	645,587	699,036
Short-term investments pledged under securities lending agreements, at fair value (1)	—	219
Cash	246,544	239,915
Other investments (2)
Mutual funds	228,466	286,146
Privately held securities and other	67,172	67,548
Investment funds accounted for using the equity method (3)	351,879	235,975
Investment in joint venture	100,000	—
Securities transactions entered into but not settled at the balance sheet date	(10,845)	(5,796)
Total investable assets (1)	$10,265,921	$10,123,867

Fixed income portfolio (1):
Average effective duration (in years)	3.36	3.29
Average credit quality	AA+	AA+
Imbedded book yield (before investment expenses)	4.96%	5.03%

(1)

In securities lending transactions, the Company receives collateral in excess of the fair value of the fixed maturities and short-term investments pledged under securities lending agreements. For purposes of this table, the Company has excluded the collateral received at June 30, 2008 and December 31, 2007 of $918.2 million and $1.5 billion, respectively, which is reflected as “short-term investment of funds received under securities lending agreements, at fair value” and included the $890.8 million and $1.46 billion, respectively, of “fixed maturities and short-term investments pledged under securities lending agreements, at fair value.”

(2)

Other investments include (i) mutual funds which invest in fixed maturity securities and international equity index funds; and (ii) privately held securities and other which include the Company’s investment in Aeolus LP and other privately held securities.

(3)

The Company’s investment portfolio includes certain funds that invest in fixed maturity securities which, due to the ownership structure of the funds, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). Changes in the carrying value of such investments are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments.

Investment Information (continued)

The following table summarizes the Company’s fixed maturities and fixed maturities pledged under securities lending agreements:

(U.S. dollars in thousands)	Estimated Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost

June 30, 2008:
Corporate bonds	$2,318,198	$42,801	$(70,098)	$2,345,495
Mortgage backed securities	1,532,524	13,235	(48,999)	1,568,288
Commercial mortgage backed securities	1,277,512	9,761	(5,481)	1,273,232
Asset backed securities	1,100,914	8,190	(7,505)	1,100,229
Municipal bonds	1,066,325	5,905	(7,825)	1,068,245
U.S. government and government agencies	937,496	10,839	(7,055)	933,712
Non-U.S. government securities	404,149	23,205	(10,097)	391,041
Total	$8,637,118	$113,936	$(157,060)	$8,680,242

December 31, 2007:
Corporate bonds	$2,452,527	$40,296	$(10,994)	$2,423,225
Mortgage backed securities	1,234,596	14,211	(4,087)	1,224,472
Commercial mortgage backed securities	1,315,680	17,339	(558)	1,298,899
Asset backed securities	1,008,030	9,508	(4,030)	1,002,552
Municipal bonds	990,325	13,213	(195)	977,307
U.S. government and government agencies	1,165,423	21,598	(447)	1,144,272
Non-U.S. government securities	434,243	28,032	(3,056)	409,267
Total	$8,600,824	$144,197	$(23,367)	$8,479,994

The following table provides information on the Company’s asset backed securities (“ABS”) at June 30, 2008:

				Estimated Fair Value
(U.S. dollars in thousands)	Par Value	Average Credit Quality	Effective Duration	Total	% of Class	% of Investable Assets

Sector:
Autos	$277,941	AAA	1.22	$278,820	25.3	2.7
Credit cards	558,667	AAA	2.33	561,463	51.0	5.5
Rate reduction bonds	126,506	AAA	2.28	128,618	11.7	1.3
Other	96,460	AAA	1.28	96,245	8.8	0.9
	$1,059,574	AAA	1.94	$1,065,146	96.8	10.4

Home equity (1)	$23,694	AAA	0.01	$20,391	1.9	0.2
	17,432	AA	0.03	11,821	1.1	0.1
	2,625	A	0.02	1,181	0.1	0.0
	2,400	BBB	0.01	249	0.0	0.0
	8,493	B	0.01	1,593	0.1	0.0
	3,611	CCC	0.01	533	0.0	0.0
	$58,255	AA+	0.02	$35,768	3.2	0.3

Total ABS	$1,117,829	AAA	1.84	$1,100,914	100.0	10.7

(1) The Company’s investment portfolio included $71.4 million par in sub-prime securities at June 30, 2008, with an estimated fair value of $45.9 million, an average credit quality of AA+ and an effective duration of 0.01 years. Such amounts were primarily in the home equity sector with the balance in other ABS, MBS and CMBS sectors.

Investment Information (continued)

The following table provides information on the Company’s mortgage backed securities (“MBS”) and commercial mortgage backed securities (“CMBS”) at June 30, 2008:

				Estimated Fair Value
(U.S. dollars in thousands)	Issuance Year	Par Value	Average Credit Quality	Total	% of Asset Class	% of Investable Assets

MBS:
Agency MBS	—	$1,015,604	AAA	$1,012,626	66.1	9.9

Prime non-agency MBS	2002	$7,876	AAA	$7,609	0.5	0.1
	2003	25,245	AAA	24,223	1.6	0.2
	2004	88,440	AAA	84,110	5.5	0.8
	2005	125,570	AAA	108,397	7.1	1.1
	2006	139,207	AAA	124,220	8.1	1.2
	2007	153,632	AAA	137,401	8.9	1.3
	2008	35,746	AAA	33,938	2.2	0.3
		$575,716	AAA	$519,898	33.9	5.0

Total MBS		$1,591,320	AAA	$1,532,524	100.0	14.9

CMBS:
Agency CMBS (1)	—	$1,294,169	Gov’t	$505,453	39.6	4.9

Non-agency CMBS	1998	$3,400	AAA	$3,580	0.3	0.0
	1999	113,120	AAA	116,426	9.1	1.1
	2000	129,064	AAA	133,356	10.4	1.3
	2001	105,508	AAA	107,682	8.4	1.1
	2002	80,857	AAA	79,999	6.3	0.8
	2003	105,410	AAA	101,447	7.9	1.0
	2004	77,747	AAA	76,526	6.0	0.8
	2005	78,602	AAA	75,033	5.9	0.7
	2006	36,979	AAA	35,619	2.8	0.3
	2007	44,375	AAA	42,391	3.3	0.4
		$775,062	AAA	$772,059	60.4	7.5

Total CMBS		$2,069,231	AAA	$1,277,512	100.0	12.4

Additional Statistics:	Prime Non- Agency MBS	Non-Agency CMBS (2)
Weighted average loan age (months)	32	73
Weighted average life (months) (3)	68	42
Weighted average loan-to-value % (4)	66.0%	58.0%
Total delinquencies (5)	4.4%	0.8%
Current credit support % (6)	11.7%	26%

(1) Includes approximately $834.4 million par of “interest-only” securities with an estimated fair value of $49.2 million.

(2) Loans defeased with government/agency obligations represented approximately 23% of the collateral underlying the Company’s non-agency CMBS holdings.

(3) The weighted average life for MBS is based on the interest rates in effect at June 30, 2008. The weighted average life for non-agency CMBS reflects the average life of the collateral underlying the Company’s non-agency CMBS holdings.

(4) The range of loan-to-values on MBS is 40% to 93% while the range of loan-to-values on CMBS is 44% to 72%.

(5) Total delinquencies for MBS includes 60 days and over while CMBS includes 30 days and over.

(6) Current credit support % represents the percentage for a collateralized mortgage obligation (“CMO”) or CMBS class/tranche from other subordinate classes in the same CMO or CMBS deal.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Net premiums written	$686,118	$757,895	$1,497,460	$1,629,640
Decrease (increase) in unearned premiums	19,557	(6,483)	(83,551)	(132,735)
Net premiums earned	705,675	751,412	1,413,909	1,496,905
Net investment income	117,120	113,923	239,313	223,970
Net realized (losses) gains	(12,669)	(3,757)	23,306	(4,738)
Fee income	1,238	2,091	2,306	4,060
Equity in net income (loss) of investment funds accounted for using the equity method	19,583	3,376	(2,730)	6,018
Other income	4,968	265	9,004	869
Total revenues	835,915	867,310	1,685,108	1,727,084

Expenses
Losses and loss adjustment expenses	404,625	425,663	809,042	845,724
Acquisition expenses	119,226	117,277	233,865	237,405
Other operating expenses	102,578	100,505	199,765	191,318
Interest expense	5,788	5,523	11,312	11,046
Net foreign exchange (gains) losses	(298)	6,450	23,289	16,192
Total expenses	631,919	655,418	1,277,273	1,301,685

Income before income taxes	203,996	211,892	407,835	425,399

Income tax expense	5,253	6,037	13,209	14,532

Net income	198,743	205,855	394,626	410,867

Preferred dividends	6,461	6,461	12,922	12,922

Net income available to common shareholders	$192,282	$199,394	$381,704	$397,945

Net income per common share
Basic	$3.05	$2.75	$5.95	$5.44
Diluted	$2.92	$2.65	$5.71	$5.24

Weighted average common shares and common share equivalents outstanding
Basic	62,995,550	72,494,823	64,145,533	73,209,439
Diluted	65,748,119	75,254,846	66,886,972	75,947,858

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	June 30,	December 31,
	2008	2007
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2008, $7,787,994; 2007, $7,037,272)	$7,746,296	$7,137,998
Short-term investments available for sale, at fair value (amortized cost: 2008, $644,156; 2007, $700,262)	645,587	699,036
Short-term investment of funds received under securities lending agreements, at fair value	918,207	1,503,723
Other investments (cost: 2008, $281,243; 2007, $323,950)	295,638	353,694
Investment funds accounted for using the equity method	351,879	235,975
Investment in joint venture	100,000	—
Total investments	10,057,607	9,930,426

Cash	246,544	239,915
Accrued investment income	76,313	73,862
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	890,822	1,463,045
Premiums receivable	859,261	729,628
Unpaid losses and loss adjustment expenses recoverable	1,586,201	1,609,619
Paid losses and loss adjustment expenses recoverable	113,439	132,289
Prepaid reinsurance premiums	364,226	480,462
Deferred income tax assets, net	66,944	57,051
Deferred acquisition costs, net	319,732	290,059
Receivable for securities sold	1,053,379	17,359
Other assets	647,034	600,552
Total Assets	$16,281,502	$15,624,267

Liabilities
Reserve for losses and loss adjustment expenses	$7,349,083	$7,092,452
Unearned premiums	1,735,371	1,765,881
Reinsurance balances payable	254,830	301,309
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	—
Securities lending payable	918,207	1,503,723
Payable for securities purchased	1,064,224	23,155
Other liabilities	673,554	601,936
Total Liabilities	12,395,269	11,588,456

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized)
- Series A (issued: 2008 and 2007, 8,000,000)	80	80
- Series B (issued: 2008 and 2007, 5,000,000)	50	50
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2008, 61,943,100; 2007, 67,318,466)	619	673
Additional paid-in capital	1,089,636	1,451,667
Retained earnings	2,809,821	2,428,117
Accumulated other comprehensive (loss) income, net of deferred income tax	(13,973)	155,224
Total Shareholders’ Equity	3,886,233	4,035,811
Total Liabilities and Shareholders’ Equity	$16,281,502	$15,624,267

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

 (U.S. dollars in thousands)

	(Unaudited)
	Six Months Ended
	June 30,
	2008	2007
Non-Cumulative Preferred Shares
Balance at beginning and end of period	$130	$130

Common Shares
Balance at beginning of year	673	743
Common shares issued, net	2	6
Purchases of common shares under share repurchase program	(56)	(36)
Balance at end of period	619	713

Additional Paid-in Capital
Balance at beginning of year	1,451,667	1,944,304
Common shares issued	3,511	405
Exercise of stock options	9,073	13,373
Common shares retired	(391,776)	(257,162)
Amortization of share-based compensation	17,511	14,457
Other	(350)	918
Balance at end of period	1,089,636	1,716,295

Retained Earnings
Balance at beginning of year	2,428,117	1,593,907
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	—	2,111
Balance at beginning of year, as adjusted	2,428,117	1,596,018
Dividends declared on preferred shares	(12,922)	(12,922)
Net income	394,626	410,867
Balance at end of period	2,809,821	1,993,963

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	155,224	51,535
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	—	(2,111)
Balance at beginning of year, as adjusted	155,224	49,424
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	(169,023)	(67,513)
Foreign currency translation adjustments, net of deferred income tax	(174)	11,055
Balance at end of period	(13,973)	(7,034)

Total Shareholders’ Equity	$3,886,233	$3,704,067

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

 (U.S. dollars in thousands)

	(Unaudited)
	Six Months Ended
	June 30,
	2008	2007
Comprehensive Income
Net income	$394,626	$410,867
Other comprehensive income (loss), net of deferred income tax
Unrealized decline in value of investments:
Unrealized holding losses arising during period	(127,124)	(72,486)
Reclassification of net realized (gains) losses, net of income taxes, included in net income	(41,899)	4,973
Foreign currency translation adjustments	(174)	11,055
Other comprehensive loss	(169,197)	(56,458)
Comprehensive Income	$225,429	$354,409

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	(Unaudited)
	Six Months Ended
	June 30,
	2008	2007
Operating Activities
Net income	$394,626	$410,867
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses	(20,087)	4,854
Equity in net (income) loss of investment funds accounted for using the equity method and other income	(6,009)	(6,887)
Share-based compensation	17,511	14,457
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	278,357	324,793
Unearned premiums, net of prepaid reinsurance premiums	85,364	135,525
Premiums receivable	(126,518)	(290,437)
Deferred acquisition costs, net	(29,810)	(18,702)
Reinsurance balances payable	(47,774)	79,254
Other liabilities	48,281	1,737
Other items, net	(3,133)	21,542
Net Cash Provided By Operating Activities	590,808	677,003

Investing Activities
Purchases of fixed maturity investments	(7,510,262)	(8,933,304)
Proceeds from sales of fixed maturity investments	7,044,479	8,407,340
Proceeds from redemptions and maturities of fixed maturity investments	317,369	305,847
Purchases of other investments	(187,652)	(185,357)
Proceeds from sales of other investments	89,324	62,309
Investment in joint venture	(100,000)	—
Net sales (purchases) of short-term investments	60,739	(141,217)
Change in investment of securities lending collateral	585,516	(223,583)
Purchases of furniture, equipment and other	(4,984)	(8,998)
Net Cash Provided By (Used For) Investing Activities	294,529	(716,963)

Financing Activities
Purchases of common shares under share repurchase program	(389,753)	(254,973)
Proceeds from common shares issued, net	8,050	7,427
Revolving credit agreement borrowings	100,000	—
Change in securities lending collateral	(585,516)	223,583
Excess tax benefits from share-based compensation	1,276	3,965
Preferred dividends paid	(12,922)	(12,922)
Net Cash Used For Financing Activities	(878,865)	(32,920)

Effects of exchange rate changes on foreign currency cash	157	1,006

Increase (decrease) in cash	6,629	(71,874)
Cash beginning of year	239,915	317,017
Cash end of period	$246,544	$245,143

Income taxes paid, net	$5,233	$1,881
Interest paid	$11,025	$11,025

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SEGMENT INFORMATION

The Company classifies its businesses into two underwriting segments – insurance and reinsurance – and corporate and other (non-underwriting). The Company’s insurance and reinsurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of nine specialty product lines: casualty; construction and national accounts; executive assurance; healthcare; professional liability; programs; property, marine and aviation; surety; and other (consisting of collateral protection business, excess workers’ compensation and employers’ liability business and travel and accident business).

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

Corporate and other (non-underwriting) includes net investment income, other fee income, net of related expenses, other income (loss), other expenses incurred by the Company, interest expense, net realized gains or losses, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses and income taxes. In addition, results for corporate and other include dividends on the Company’s non-cumulative preferred shares.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income available to common shareholders:

	Three Months Ended
	June 30, 2008
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$621,663	$273,318	$886,926
Net premiums written	421,501	264,617	686,118

Net premiums earned	$416,585	$289,090	$705,675
Fee income	880	358	1,238
Losses and loss adjustment expenses	(262,633)	(141,992)	(404,625)
Acquisition expenses	(55,400)	(63,826)	(119,226)
Other operating expenses	(71,566)	(20,091)	(91,657)
Underwriting income	$27,866	$63,539	91,405

Net investment income			117,120
Net realized losses			(12,669)
Equity in net income (loss) of investment funds accounted for using the equity method			19,583
Other income			4,968
Other expenses			(10,921)
Interest expense			(5,788)
Net foreign exchange gains			298
Income before income taxes			203,996
Income tax expense			(5,253)

Net income			198,743
Preferred dividends			(6,461)
Net income available to common shareholders			$192,282

Underwriting Ratios
Loss ratio	63.0%	49.1%	57.3%
Acquisition expense ratio (2)	13.1%	22.1%	16.8%
Other operating expense ratio	17.2%	6.9%	13.0%
Combined ratio	93.3%	78.1%	87.1%

(1)

Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)	The acquisition expense ratio is adjusted to include certain fee income.

	Three Months Ended
	June 30, 2007
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$684,725	$427,348	$1,102,210
Net premiums written	451,828	306,067	757,895

Net premiums earned	$432,560	$318,852	$751,412
Fee income	1,276	815	2,091
Losses and loss adjustment expenses	(272,658)	(153,005)	(425,663)
Acquisition expenses	(47,532)	(69,745)	(117,277)
Other operating expenses	(70,269)	(19,999)	(90,268)
Underwriting income	$43,377	$76,918	120,295

Net investment income			113,923
Net realized losses			(3,757)
Equity in net income (loss) of investment funds accounted for using the equity method			3,376
Other income			265
Other expenses			(10,237)
Interest expense			(5,523)
Net foreign exchange losses			(6,450)
Income before income taxes			211,892
Income tax expense			(6,037)

Net income			205,855
Preferred dividends			(6,461)
Net income available to common shareholders			$199,394

Underwriting Ratios
Loss ratio	63.0%	48.0%	56.6%
Acquisition expense ratio (2)	10.8%	21.9%	15.5%
Other operating expense ratio	16.2%	6.3%	12.0%
Combined ratio	90.0%	76.2%	84.1%

(1)         Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)         The acquisition expense ratio is adjusted to include certain fee income.

	Six Months Ended
	June 30, 2008
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$1,248,011	$707,145	$1,940,078
Net premiums written	824,265	673,195	1,497,460

Net premiums earned	$835,685	$578,224	$1,413,909
Fee income	1,762	544	2,306
Losses and loss adjustment expenses	(549,936)	(259,106)	(809,042)
Acquisition expenses	(107,289)	(126,576)	(233,865)
Other operating expenses	(145,203)	(38,329)	(183,532)
Underwriting income	$35,019	$154,757	189,776

Net investment income			239,313
Net realized gains			23,306
Equity in net income (loss) of investment funds accounted for using the equity method			(2,730)
Other income			9,004
Other expenses			(16,233)
Interest expense			(11,312)
Net foreign exchange losses			(23,289)
Income before income taxes			407,835
Income tax expense			(13,209)

Net income			394,626
Preferred dividends			(12,922)
Net income available to common shareholders			$381,704

Underwriting Ratios
Loss ratio	65.8%	44.8%	57.2%
Acquisition expense ratio (2)	12.6%	21.9%	16.4%
Other operating expense ratio	17.4%	6.6%	13.0%
Combined ratio	95.8%	73.3%	86.6%

(1)         Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)         The acquisition expense ratio is adjusted to include certain fee income.

	Six Months Ended
	June 30, 2007
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$1,345,935	$986,002	2,312,824
Net premiums written	880,172	749,468	1,629,640

Net premiums earned	$846,407	$650,498	$1,496,905
Fee income	2,701	1,359	4,060
Losses and loss adjustment expenses	(531,980)	(313,744)	(845,724)
Acquisition expenses	(94,227)	(143,178)	(237,405)
Other operating expenses	(139,163)	(33,780)	(172,943)
Underwriting income	$83,738	$161,155	244,893

Net investment income			223,970
Net realized losses			(4,738)
Equity in net income (loss) of investment funds accounted for using the equity method			6,018
Other income			869
Other expenses			(18,375)
Interest expense			(11,046)
Net foreign exchange losses			(16,192)
Income before income taxes			425,399
Income tax expense			(14,532)

Net income			410,867
Preferred dividends			(12,922)
Net income available to common shareholders			$397,945

Underwriting Ratios
Loss ratio	62.9%	48.2%	56.5%
Acquisition expense ratio (2)	10.9%	22.0%	15.8%
Other operating expense ratio	16.4%	5.2%	11.6%
Combined ratio	90.2%	75.4%	83.9%

(1)         Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)         The acquisition expense ratio is adjusted to include certain fee income.

The following tables set forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location:

INSURANCE SEGMENT

	Three Months Ended
	June 30,
	2008		2007
(U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Property, marine and aviation	$90,569	21.5	$104,705	23.2
Programs	73,202	17.3	59,154	13.1
Construction and national accounts	65,752	15.6	55,514	12.3
Professional liability	63,583	15.1	64,584	14.3
Executive assurance	43,740	10.4	47,904	10.6
Casualty	30,266	7.2	57,240	12.6
Healthcare	11,027	2.6	12,383	2.7
Surety	10,206	2.4	12,968	2.9
Other (1)	33,156	7.9	37,376	8.3
Total	$421,501	100.0	$451,828	100.0

Net premiums earned
Property, marine and aviation	$84,472	20.3	$92,387	21.4
Programs	62,085	14.9	57,036	13.2
Construction and national accounts	58,166	14.0	50,965	11.8
Professional liability	66,200	15.9	65,804	15.2
Executive assurance	44,496	10.7	47,408	11.0
Casualty	37,650	9.0	52,570	12.1
Healthcare	13,137	3.1	17,107	3.9
Surety	12,057	2.9	16,597	3.8
Other (1)	38,322	9.2	32,686	7.6
Total	$416,585	100.0	$432,560	100.0

Net premiums written by client location
United States	$330,154	78.3	$361,733	80.1
Europe	56,657	13.5	60,968	13.5
Other	34,690	8.2	29,127	6.4
Total	$421,501	100.0	$451,828	100.0

Net premiums written by underwriting location
United States	$318,227	75.5	$341,456	75.6
Europe	79,854	18.9	83,730	18.5
Other	23,420	5.6	26,642	5.9
Total	$421,501	100.0	$451,828	100.0

(1)          Includes excess workers’ compensation and employers’ liability business and travel and accident business.

INSURANCE SEGMENT

	Six Months Ended
	June 30,
	2008		2007
(U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Property, marine and aviation	$188,731	22.9	$189,568	21.5
Programs	127,785	15.5	117,477	13.3
Construction and national accounts	126,963	15.4	115,997	13.2
Professional liability	117,664	14.3	122,939	14.0
Executive assurance	85,909	10.4	91,995	10.4
Casualty	57,884	7.0	100,331	11.4
Healthcare	22,024	2.7	33,913	3.9
Surety	21,073	2.6	31,715	3.6
Other (1)	76,232	9.2	76,237	8.7
Total	$824,265	100.0	$880,172	100.0

Net premiums earned
Property, marine and aviation	$169,464	20.3	$174,191	20.6
Programs	119,072	14.2	113,245	13.4
Construction and national accounts	115,281	13.8	98,940	11.7
Professional liability	135,010	16.2	133,688	15.8
Executive assurance	88,904	10.6	92,786	10.9
Casualty	79,422	9.5	104,112	12.3
Healthcare	26,582	3.2	36,951	4.4
Surety	25,556	3.1	35,726	4.2
Other (1)	76,394	9.1	56,768	6.7
Total	$835,685	100.0	$846,407	100.0

Net premiums written by client location
United States	$609,409	73.9	$681,738	77.5
Europe	142,957	17.4	135,903	15.4
Other	71,899	8.7	62,531	7.1
Total	$824,265	100.0	$880,172	100.0

Net premiums written by underwriting location
United States	$605,436	73.4	$673,014	76.5
Europe	181,865	22.1	165,746	18.8
Other	36,964	4.5	41,412	4.7
Total	$824,265	100.0	$880,172	100.0

(1)          Includes excess workers’ compensation and employers’ liability business and travel and accident business.

The following tables set forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

REINSURANCE SEGMENT

	Three Months Ended
	June 30,
	2008		2007
(U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$86,974	32.9	$110,108	36.0
Property excluding property catastrophe (2)	85,748	32.4	69,351	22.7
Property catastrophe	52,797	19.9	77,514	25.3
Other specialty	20,693	7.8	27,971	9.1
Marine and aviation	17,975	6.8	19,812	6.5
Other	430	0.2	1,311	0.4
Total	$264,617	100.0	$306,067	100.0

Net premiums earned
Casualty (1)	$106,199	36.8	$131,114	41.1
Property excluding property catastrophe (2)	67,445	23.3	64,734	20.3
Property catastrophe	51,496	17.8	38,152	12.0
Other specialty	36,058	12.5	52,582	16.5
Marine and aviation	26,946	9.3	30,021	9.4
Other	946	0.3	2,249	0.7
Total	$289,090	100.0	$318,852	100.0

Net premiums written
Pro rata	$168,025	63.5	$184,972	60.4
Excess of loss	96,592	36.5	121,095	39.6
Total	$264,617	100.0	$306,067	100.0

Net premiums earned
Pro rata	$195,070	67.5	$228,815	71.8
Excess of loss	94,020	32.5	90,037	28.2
Total	$289,090	100.0	$318,852	100.0

Net premiums written by client location
United States	$153,106	57.9	$206,456	67.5
Europe	58,372	22.1	37,710	12.3
Bermuda	40,784	15.4	47,851	15.6
Other	12,355	4.6	14,050	4.6
Total	$264,617	100.0	$306,067	100.0

Net premiums written by underwriting location
Bermuda	$160,228	60.6	$205,138	67.0
United States	92,629	35.0	99,515	32.5
Other	11,760	4.4	1,414	0.5
Total	$264,617	100.0	$306,067	100.0

(1)          Includes professional liability, executive assurance and healthcare business.

(2)          Includes facultative business.

REINSURANCE SEGMENT

	Six Months Ended
	June 30,
	2008		2007
(U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$192,961	28.7	$254,582	34.0
Property excluding property catastrophe (2)	181,670	27.0	164,297	21.9
Property catastrophe	159,021	23.6	158,173	21.1
Other specialty	96,373	14.3	101,967	13.6
Marine and aviation	40,139	6.0	63,527	8.5
Other	3,031	0.4	6,922	0.9
Total	$673,195	100.0	$749,468	100.0

Net premiums earned
Casualty (1)	$213,847	37.0	$271,556	41.7
Property excluding property catastrophe (2)	130,786	22.6	137,776	21.2
Property catastrophe	101,777	17.6	72,842	11.2
Other specialty	74,542	12.9	104,624	16.1
Marine and aviation	54,377	9.4	56,643	8.7
Other	2,895	0.5	7,057	1.1
Total	$578,224	100.0	$650,498	100.0

Net premiums written
Pro rata	$383,444	57.0	$448,787	59.9
Excess of loss	289,751	43.0	300,681	40.1
Total	$673,195	100.0	$749,468	100.0

Net premiums earned
Pro rata	$387,146	67.0	$471,254	72.4
Excess of loss	191,078	33.0	179,244	27.6
Total	$578,224	100.0	$650,498	100.0

Net premiums written by client location
United States	$370,285	55.0	$460,447	61.4
Europe	202,292	30.1	162,048	21.6
Bermuda	74,844	11.1	98,692	13.2
Other	25,774	3.8	28,281	3.8
Total	$673,195	100.0	$749,468	100.0

Net premiums written by underwriting location
Bermuda	$380,897	56.6	$457,166	61.0
United States	247,109	36.7	279,877	37.3
Other	45,189	6.7	12,425	1.7
Total	$673,195	100.0	$749,468	100.0

(1)          Includes professional liability, executive assurance and healthcare business.

(2)          Includes facultative business.

Discussion of 2008 Second Quarter Performance

Insurance Segment

	Three Months Ended
	June 30,
(U.S. dollars in thousands)	2008	2007

Gross premiums written	$621,663	$684,725
Net premiums written	421,501	451,828
Net premiums earned	416,585	432,560
Underwriting income	27,866	43,377

Loss ratio	63.0%	63.0%
Acquisition expense ratio	13.1%	10.8%
Other operating expense ratio	17.2%	16.2%
Combined ratio	93.3%	90.0%

Gross premiums written by the insurance segment in the 2008 second quarter were 9.2% lower than in the 2007 second quarter, while net premiums written were 6.7% lower as the insurance segment maintained underwriting discipline in response to the current market environment. Net premiums earned by the insurance segment in the 2008 second quarter were 3.7% lower than in the 2007 second quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The loss ratio for the insurance segment was 63.0% in the 2008 and 2007 second quarters. The 2008 second quarter loss ratio also reflected a 5.6 point reduction related to estimated net favorable development in prior year loss reserves, compared to 0.8 points of estimated net adverse development in prior year loss reserves in the 2007 second quarter. The estimated net favorable development in the 2008 second quarter was primarily in medium-tail and longer-tail lines and resulted from better than expected claims emergence. The insurance segment’s loss ratio in the 2008 second quarter also reflected an increase in expected loss ratios across a number of lines of business primarily due to rate changes and changes in the mix of business. In addition, the 2008 second quarter included a higher level of large, specific risk loss activity than the 2007 second quarter.

The insurance segment’s underwriting expense ratio was 30.3% in the 2008 second quarter, compared to 27.0% in the 2007 second quarter. The acquisition expense ratio was 13.1% for the 2008 second quarter, compared to 10.8% for the 2007 second quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers, (2) the amount of business written on a surplus lines (non-admitted) basis and (3) mix of business. The higher acquisition expense ratio in the 2008 second quarter primarily resulted from changes in the form of reinsurance ceded and the mix of business. In addition, the acquisition expense ratio for the 2008 second quarter included 0.9 points related to favorable prior year loss development, compared to 0.1 points in the 2007 second quarter. The insurance segment’s other operating expense ratio was 17.2% for the 2008 second quarter, compared to 16.2% in the 2007 second quarter. Operating expenses in the 2008 second quarter included $1.6 million of costs related to the relocation of certain of the insurance segment’s U.S. operations. Such actions were undertaken as part of an expense management plan, which includes office relocation, personnel and other expense saving initiatives, the implementation of which began in response to market conditions.

Reinsurance Segment

	Three Months Ended
	June 30,
(U.S. dollars in thousands)	2008	2007

Gross premiums written	$273,318	$427,348
Net premiums written	264,617	306,067
Net premiums earned	289,090	318,852
Underwriting income	63,539	76,918

Loss ratio	49.1%	48.0%
Acquisition expense ratio	22.1%	21.9%
Other operating expense ratio	6.9%	6.3%
Combined ratio	78.1%	76.2%

Gross premiums written by the reinsurance segment in the 2008 second quarter were 36.0% lower than in the 2007 second quarter, with reductions in all treaty lines of business. Commencing in 2006, the reinsurance segment’s Bermuda-based reinsurer, Arch Re Bermuda, ceded certain lines of property and marine premiums written under a quota share reinsurance treaty (the “Treaty”) to Flatiron Re Ltd. Under the Treaty, Flatiron Re Ltd. assumed a 45% quota share of certain lines of property and marine business underwritten by Arch Re Bermuda for the 2006 and 2007 underwriting years (the percentage ceded was increased from 45% to 70% of covered business bound from June 28, 2006 until August 15, 2006 provided such business did not incept beyond September 30, 2006). On December 31, 2007, the Treaty expired by its terms. For its January 1 renewals, Arch Re Bermuda adjusted its book of business in light of the expiration of the Treaty. In addition, gross and net premiums written for the 2007 second quarter included $64.0 million and $35.2 million, respectively, of property catastrophe business on a contract written with a two-year term while the 2008 second quarter did not include such activity. Other reductions in the reinsurance segment’s book of business resulted from continued competition which led to non-renewals or lower shares written.

Ceded premiums written by the reinsurance segment were 3.2% of gross premiums written for the 2008 second quarter, compared to 28.4% for the 2007 second quarter. In the 2008 second quarter, Arch Re Bermuda ceded $7.0 million, or 2.6% of gross premiums written, of certain lines of property and marine premiums written under the Treaty to Flatiron Re Ltd., compared to $115.9 million, or 27.1%, in the 2007 second quarter, with the lower level due to the expiration of the Treaty. On an earned basis, Arch Re Bermuda ceded $45.9 million to Flatiron Re Ltd. in the 2008 second quarter, compared to $72.5 million in the 2007 second quarter. Commission income from the Treaty (in excess of the reimbursement of direct acquisition expenses) reduced the reinsurance segment’s acquisition expense ratio by 2.3 points in the 2008 second quarter, compared to 3.1 points in the 2007 second quarter. At June 30, 2008, $65.6 million of premiums ceded to Flatiron Re Ltd. were unearned. The attendant premiums earned, losses incurred and acquisition expenses will primarily be reflected in the reinsurance segment’s results during the balance of 2008. Net premiums written by the reinsurance segment in the 2008 second quarter were 13.5% lower than in the 2007 second quarter, while net premiums earned in the 2008 second quarter were 9.3% lower than in the 2007 second quarter. The decrease in net premiums earned in the 2008 second quarter primarily resulted from changes in net premiums written over the previous five quarters, including the mix and type of business written.

The reinsurance segment’s loss ratio was 49.1% in the 2008 second quarter, compared to 48.0% for the 2007 second quarter.  The 2008 second quarter loss ratio reflected approximately 5.8 points of catastrophic activity, while the 2007 second quarter loss ratio reflected approximately 3.8 points of catastrophic activity. The loss ratio for the 2008 second quarter also reflected a 13.5 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 12.1 point reduction in the 2007 second quarter. The estimated net favorable development in the 2008 second quarter was primarily in short-tail lines and resulted from better than anticipated claims emergence. The reinsurance segment’s loss ratio in the 2008 second quarter also reflected an increase in expected loss ratios across a number of lines of business primarily due to rate changes and changes in the mix of business.

The underwriting expense ratio for the reinsurance segment was 29.0% in the 2008 second quarter, compared to 28.2% in the 2007 second quarter. The acquisition expense ratio for the 2008 second quarter was 22.1%, compared to 21.9% for the 2007 second quarter. The acquisition expense ratio for the 2008 second quarter included 1.2 points related to favorable prior year loss development, compared to 0.8 points in the 2007 second quarter. In addition, the acquisition expense ratio is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The reinsurance segment’s other operating expense ratio was 6.9% for the 2008 second quarter, compared to 6.3% for the 2007 second quarter. The higher ratio in the 2008 second quarter primarily resulted from a lower level of net premiums earned.